Exhibit 21.1

Listing of Subsidiaries
Name of Subsidiary                Jurisdiction of Incorporation
E4:9 Holdings, LLC                Delaware
IntelliAgent, LLC                Texas
Fathom Realty Holdings LLC            Texas

Verus Holdings Inc.                North Carolina
My Home Group Real Estate, LLC            Arizona

Exhibit 21.1